                                                                  Execution Copy

August 31, 2000

James Santamarina

Re:  Sale Bonus Agreement

Dear Jim:


The following sets forth the agreement between you and The Grand Union Company, a Delaware corporation (the "Company"), regarding the terms of the sale bonus (the "Sale Bonus") that you may be eligible to receive in accordance with the terms and conditions set forth below. This letter agreement (the "Letter Agreement") is in addition to, and not in substitution for, any other agreements between you and the Company, and the Sale Bonus is in addition to, and not in substitution for, any other pay or benefits to which you are eligible to earn from the Company.

1. Definitions. For purposes of this Letter Agreement, the following capitalized words that are not otherwise defined in the text of the Letter Agreement shall have the meanings set forth below:

   "Aggregate Consideration" shall mean an amount equal to the sum of the aggregate fair market value of any securities issued and any other non-cash consideration delivered, and any cash consideration paid to the Company or its security holders in connection with a Change in Control, plus the amount of all indebtedness for money borrowed and capitalized leases, net of excess cash, of the Company and its subsidiaries which is assumed or acquired by any Purchaser in connection with a Change in Control or retired or defeased in connection with such Change in Control. However, in the event that a Change in Control is effectuated through a bankruptcy proceeding, Aggregate Consideration shall not include capitalized leases assumed unless (i) payments to the Company's senior lenders in connection with the Change in Control equal or exceed the sum of pre-petition and post-petition amounts of indebtedness then-owing to such lenders or (ii) the Company's senior lenders agree in writing to accept a reduced amount of the then-owing debt ("Reduced Amount") in a pre-arranged or pre-packaged backruptcy, which Reduced Amount is subsequently paid. The fair market value of any securities issued and any other non-cash consideration delivered in connection with a Change in Control will be the value determined in good faith by the Board.

   "Board" shall mean the Board of Directors of the Company.

   "Cause" shall mean the termination of your employment based on (i) willful misconduct or gross negligence by you with regard to the Company or its business, assets or employees; (iii) the refusal by you to follow the proper direction of the Company or the Board; (iv) substantial and continuing refusal by you to attempt to perform the duties required of you in connection with your employment (other than any such failure resulting from incapacity due to physical or mental illness); (v) your being convicted of a felony or pleading nolo contendere to a felony (other than a felony involving a motor vehicle); (vi) the breach by you of any fiduciary duty owed by you to the Company; or (vii) your dishonesty, misappropriation or fraud with regard to the Company (other than good faith expense account disputes).

   "Change in Control" shall mean the consummation of a Triggering Event.

   "Effective Date" shall mean August 17, 2000, the date on which the Compensation Committee of the Board approved the Sale Bonus.

   The "Eligible Management Members" for the Sale Bonus are Gary Philbin, Jeffrey Freimark, Manouchehr Moslemi, Glenn Smith, Timothy Carnahan, Gary Duncan, James Santamarina, Richard Skelly and Robert Smith.

   "Good Reason" shall mean any of the following:

   (A) any reduction in your base salary or target bonus opportunity, or:

   (B) any change in your principal work location of more than 50 miles from your principal work location as of the Effective Date.

   "Individual Share" shall mean 5% of the Management Share.

   "Involuntary Termination" shall mean (a) the termination of your employment by the Company other than for Cause, Death, Disability under the Company's Long Term Disability Plan, or retirement under the Company's Retirement Plan or (b) the resignation of your employment by you for Good Reason.

   "Management Share" shall mean the aggregate amount of compensation payable to Eligible Management Members in connection with the Sale Bonus. The Management Share shall be determined pursuant to the following grid:

               ------------------------------------------------------------
               Aggregate Consideration Paid   Management Share Percent
               ----------------------------   ------------------------
               ------------------------------------------------------------
               Below $240,000,000             0.00%
               ------------------------------------------------------------
               $240,000,000                   0.50%
               ------------------------------------------------------------
               $260,000,000                   0.60%
               ------------------------------------------------------------
               $280,000,000                   0.70%
               ------------------------------------------------------------
               $300,000,000                   0.90%
               ------------------------------------------------------------
               $310,000,000                   1.00%
               ------------------------------------------------------------
               $320,000,000                   1.10%
               ------------------------------------------------------------
               $330,000,000                   1.30%
               ------------------------------------------------------------
               $340,000,000                   1.50%
               ------------------------------------------------------------
               $350,000,000                   1.75%
               ------------------------------------------------------------
               $360,000,000 or more           2.00%
               ------------------------------------------------------------

   The Management Share shall be calculated from the first dollar of Aggregate Consideration paid. The percentage utilized to determine the Management Share shall be multiplied by the full amount of Aggregate Consideration paid. Moreover, in the event the Aggregate Consideration paid falls between two of the ranges in the above grid, the percentage to be utilized to determine the Management Share shall be interpolated on a straight line basis between the two ranges. Thus, for example, assuming the Aggregate Consideration paid is $335,000,000, the Management Share would be 1.40% times $335,000,000 or $4,690,000.

    "Purchaser" shall mean any person or entity that engages in a Change in Control transaction.

   "Sellers" shall mean the Company or, if applicable, the selling equity holders and/or selling debt holders of the Company.

   A "Triggering Event" shall be deemed to have occurred on the date that any of the following shall have occurred:

   (A) the Company enters into one or more binding agreements with one or more Purchasers to directly acquire, in exchange for cash, stock, claims, or property, fifty percent or more of the aggregate equity securities of the Company;

   (B) the Company enters into one or more binding agreements providing for a merger, consolidation, reorganization or other business combination upon consummation of which one or more Purchasers would own or control fifty percent or more of either (i) the aggregate voting securities of the Company,
   (ii) the aggregate economic interest of the outstanding equity securities of the Company or (iii) the aggregate value of the assets of the Company;

   (C) the Company enters into a transaction upon consummation of which one or more Purchasers would acquire in exchange for cash, stock, claims or property fifty percent or more of either (i) the aggregate equity securities of the Company, or (ii) the Company's assets; or

   (D) the Company files a plan of reorganization or motion for relief in a case under title 11 of the United States Code for the purpose of implementing an agreement or transaction of the type described in any of the preceding clauses (A), (B) or (C); provided, however, that a Triggering Event shall not include any change of ownership resulting from a public offering of any of the securities of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended.

2. Term. The term of this Letter Agreement (the "Term") shall commence on the Effective Date and shall continue until August 17, 2001.

3. Sale Bonus.

(a) General Terms. You will become entitled to receive the Sale Bonus in the event that (i) a Triggering Event occurs during the Term, and (ii) a Change in Control contemplated by such Triggering Event occurs thereafter. The amount of the Sale Bonus shall be equal to your Individual Share multiplied by the Management Share.

(b) Payment of Sale Bonus.

(i) Change in Control--No Post-Closing Adjustment. In the event that the transaction resulting in a Change in Control does not include any provisions either (A) for an earn-out with respect to which a part of the Aggregate Consideration will be paid to the Sellers either in full or in part in one or more installments after the Change in Control or any similar deferral of the payment of the Aggregate Consideration or (B) that would potentially require the Sellers to reimburse any portion of the Sale Price to the Purchaser or require the Purchaser to pay to the Sellers any amount in addition to the Aggregate Consideration, as a result of a post-closing adjustment or any other reason, after the Change in Control (either (A) or (B), a "Post-Closing Adjustment"), the Company shall pay to you the Sale Bonus within five days following the date of such Change in Control; provided, however, that in no event shall the Sale Bonus be payable to you until the full amount of the Aggregate Consideration has been paid to the Sellers. The Board, however, shall have the discretion to make pro-rata payments of the Sale Bonus to the extent that the Aggregate Consideration is paid in installments.

(ii) Change in Control--Post-Closing Adjustment. In the event that the Change in Control transaction includes provisions for any Post-Closing Adjustment, the Company shall pay the Sale Bonus according to the terms of this Section 3(b)(ii).

   (A) In the event that the Change in Control transaction includes a Post-Closing Adjustment described in Section 3(b)(i)(A) above, the Company shall pay you a portion of the Sale Bonus within five days after the date of such Change in Control equal to your Individual Share multiplied by the Management Share multiplied by the portion of the Aggregate Consideration paid to the Sellers on or about the date of the Change in Control. Thereafter, within five days after any additional portion of the Aggregate Consideration is paid to the Sellers, the Company shall pay you the remaining portion of the Sale bonus in an amount equal to your Individual Share multiplied by the Management Share multiplied by the additional Aggregate Consideration.

   (B) In the event that the Change in Control transaction is a Post-Closing Adjustment described in Section 3(b)(i)(B) that would potentially require the Sellers to reimburse any portion of the Aggregate Consideration to the Purchaser after the Change in Control, within five days after the date of such Change in Control, the Company shall pay you a portion of the Sale Bonus determined in good faith by the Board immediately prior to the consummation of the Change in Control, less an amount that shall take into account the potential adjustment to the Sales Price (the "Withheld Amount"). As soon as practicable after the Sellers know with certainty the portion, if any, of the Sale Price that the Sellers must reimburse to the Purchaser and the Sellers make such reimbursement, if any, the Company shall pay to you a prorated portion of the Withheld Amount corresponding to the portion of the maximum potential amount that Sellers may have been required to reimburse to the Purchaser less the amount actually reimbursed.

   (C) In the event that the Change in Control transaction is a Post-Closing Adjustment described in Section 3(b)(i)(B) that would potentially require the Purchaser to pay to the Sellers any amount in addition to the Sale Price after the Change in Control, within five days after the date of such Change in

   Control, the Company shall pay you the Sale Bonus. Thereafter, within five days after the Purchaser knows with certainty the additional amount that such Purchaser must pay to the Sellers, if any, and the Purchaser makes such payment to the Sellers, the Company shall pay to you an additional amount determined in good faith by the Board that shall take into account the additional payment made by the Purchaser to the Sellers.

(c) Determination of the Board Final. The determination of whether a Triggering Event or Change in Control has occurred, the amount of the Aggregate Consideration and the amount of any Sale Bonus shall be made in good faith by the Board (unless otherwise required by applicable law) and, absent manifest error, shall be final and binding on you, the Company and all other interested parties.

(d) Sale Bonus Adjustment. The parties hereto acknowledge and agree that you shall be entitled to receive an initial Sale Bonus under this Letter Agreement which shall become payable in connection with the first Triggering Event that occurs during the Term, which results in a Change in Control. Adjustments to the initial Sale Bonus and additional Sale Bonuses ("Sale Bonus Adjustments") shall be payable with respect to any additional transactions or asset sales that occur during the Term that would have constituted part of the Triggering Event had they occurred prior to the Change in Control. The Sale Bonus Adjustment shall not be made for asset sales made in the ordinary course of business. The amount of each Sale Bonus Adjustment shall be calculated in respect to the aggregate of all such transactions made during the Term, including those previously resulting in the Triggering Event.

4. Effect of Termination of Employment.

(a) Involuntary Termination. In the event of your Involuntary Termination during the Term, you shall remain entitled to receive the Sale Bonus in the same manner as if your employment with the Company had continued for the duration of the Term. Thus, if following your Involuntary Termination during the term, a subsequent Triggering Event occurs during the Term, which results in a Change in Control at any time thereafter, you shall receive a your Sale Bonus at such time.

(b) Other Termination. In the event that your employment terminates for any reason other than an Involuntary Termination at any time during the Term, you shall forfeit any right you may have to receive the Sale Bonus.

5. Notice. For the purpose of this Letter Agreement, notices and all other communications provided for in this Letter Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, sent by telecopier or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Chief Executive Officer, The Grand Union Company, 201 Willowbrook Blvd., Wayne, New Jersey 07470, telecopier: (973) 890-6012, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Letter Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6. Reduction of Payments if Reduction Would Result in Greater After-Tax Amount. Notwithstanding anything herein to the contrary, if the payment of the Sale Bonus and any other payments in connection with a Change in Control (together, the "Payments") constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), and the amount of the Payments net the excise tax (as described in Section 4999 of the Code) payable with respect thereto is less than the amount to be paid to you if the aggregate Payments to be made to you were three times your "base amount" (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts of the Sale Bonus Payment constituting the parachute payment paid pursuant to this Agreement shall be reduced to an amount that will equal three times your base amount, less $1.00.

7. Miscellaneous.

(a) No Rights to Continued Employment. Neither this Letter Agreement nor any of the rights or benefits evidenced hereby shall confer upon you any right to continuance of employment by the Company or interfere in any way with the right of the Company to terminate your employment, subject to the provisions of
Section 4 above, for any reason, with or without Cause.

(b) Amendments, Waivers. No provision of this Letter Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) Counterparts. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(d) Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local wage withholdings.

(e) Headings. The headings contained in this Letter Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Letter Agreement.

(f) Governing Law. The validity, interpretation, construction and performance of this Letter Agreement shall be governed by the laws of the State of New Jersey applicable to contracts entered into and performed in such state.

If this Letter Agreement sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                    Sincerely,

                                    The Grand Union Company

                                    By: /s/ Gary M. Philbin
                                        -------------------
                                    Name:  Gary M. Philbin
                                    President and Chief Executive Officer



Agreed to as of this 31st day of August, 2000.


/s/ James Santamarina
---------------------

James Santamarina